                                                                    Exhibit 10


                             EMPLOYMENT AGREEMENT


                                    BETWEEN

                               ANTHONY J. BRUNO

                                      AND

                       EASTGROUP PROPERTY SERVICES, INC.
            A WHOLLY-OWNED SUBSIDIARY OF EASTGROUP PROPERTIES, INC.



                           DATED AS OF MARCH 1, 1998

                             EMPLOYMENT AGREEMENT


      This Agreement dated as of the 1st day of March 1998, is by and between ANTHONY J. BRUNO, residing at 201 Honeysuckle Lane, Longwood, FL 32779 ("Employee"), and EASTGROUP PROPERTY SERVICES, INC., a Florida corporation with its principal office at 505 North Maitland Avenue, Suite 200, Altamonte Springs, FL 32701 ("Services"). Services is a wholly-owned subsidiary of EastGroup Properties, Inc. ("EastGroup").

                                   RECITALS:

      A. On the date hereof Ensign Properties, Inc. ("Ensign"), a Florida corporation, pursuant to an Agreement and Plan of Merger among EastGroup, Services, Employee, and the other persons identified therein, has been merged with a wholly-owned subsidiary of EastGroup and changed its name to EastGroup Property Services, Inc.

      B. Employee has been President of Ensign for many years.

      C. EastGroup and Services desire that Employee continue as President of Services and Employee desires to continue in such capacity. Employee has agreed, at EastGroup and Services's request, to enter into a confidentiality and non-competition agreement as consideration for the payment of certain compensation as hereinafter provided.

                              TERMS OF AGREEMENT:
                              -------------------

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT PERIOD.



         (a) INITIAL EMPLOYMENT PERIOD. Services hereby agrees to employ Employee and Employee hereby agrees to accept the employment by Services on the terms and conditions set forth herein for a period of five (5) years commencing on March 1, 1998 and ending on February 28, 2003 (the "Initial Employment Period") subject to renewal and early termination as hereinafter provided.

         (b) RENEWAL PERIODS. Employee's employment hereunder shall be automatically renewed for successive one (1) year terms, unless, sixty (60) days prior to the end of the then current term, either party provides written notice to the other that it does not intend to renew this Agreement. The Initial Employment Period and any renewals thereof, collectively are referred to as the "Employment Period".

            1. POSITION AND RESPONSIBILITIES. Employee shall be President and Chief Operating Officer of Services and the Senior Vice President for Real Estate Services of EastGroup and shall have such authority as is appropriate to carry out his duties as President. Consistent with Employee's job title, Employee shall also have the responsibility of advising and assisting EastGroup in connection with the management, development and leasing of its properties. Employee shall also perform such duties as shall be consistent with Employee's job title and as may be reasonably requested from time to time by the Chief Executive Officer of Services. Employee shall perform his duties and responsibilities from Services' principal office in Orlando, Florida. Employee agrees that while employed by Services he will devote 100% of his full business time during customary business hours, applying his attention, skill and best efforts to the faithful performance of his duties hereunder. Employee agrees that in the performance of such duties and in all aspects of employment, Employee will comply with the policies, standards, work rules and regulations established from time to time by the Board of Directors of Services. Notwithstanding the foregoing to the contrary, the foregoing provisions of this Section 2 shall not prohibit Employee from performing services with respect to the properties or entities referenced in the last paragraph of Section 5(b)(ii), so long as such services do not interfere with the provision of services hereunder by Employee to Services or EastGroup.

         2. COMPENSATION AND OTHER BENEFITS.

            (a) SALARY. For the performance of his duties under this Agreement, Services shall pay Employee a fixed salary at the rate of $150,000 per annum (the "Salary") (subject to applicable FICA, federal and state income tax, withholding and other payroll taxes). The Salary shall be payable in accordance with Services's customary payroll procedure for its other executives, but not less frequently than monthly. The Salary shall be increased annually, effective as of the first day of each consecutive 12-month following the first 12 months of the term of this Agreement by the greater of
(i) 4% or (ii) a fraction the numerator of which shall be the most recently determined cost-of-living index when the calculation is made, and the denominator of which shall be the most recently determined cost-of-living index when the calculation was made, or would have been made, in the prior year. The cost-of-living indices required for this calculation shall be obtained from the Consumer's Price Index published by the Bureau of Labor Statistics of the United States Department of Labor. In any year in which this index is not available, Services shall ascertain and utilize some similar criterion and, if necessary, shall establish retroactively an index figure for the denominator of the fraction consistent with the intent hereof.

            (b) ANNUAL BONUS. For each year beginning on March 1 and ending on February during the Employment Period, the Employee shall be entitled to a bonus (the "Bonus") calculated in accordance with the provisions of this subsection, each such bonus to be fully paid within 90 days of the end of each annual period to which such Bonus relates. The Bonus will be based upon Services' "Profits from Development Activities" (as defined below) and shall be based upon the following schedule:

                  AMOUNT OF PROFITS FROM                   PERCENTAGE PAID
                  DEVELOPMENT ACTIVITIES                 TO EMPLOYEE AS BONUS
                  ----------------------                 --------------------
                       Up to $700,000                             50%
                       Next $300,000                              25%
                       In Excess of $1,000,000                    10%



            "Profits from Development Activities" for each annual period shall mean (i) the sum of development fees plus net lease-up and brokerage commissions from projects of Services or EastGroup in the State of Florida, to the extent Employee and the Chief Executive Officer of Services mutually agree in writing, and development fees plus net lease-up and brokerage commissions from projects of Services or EastGroup outside the State of Florida, to the extent Employee and the Chief Executive Officer of Services mutually agree in writing, less (ii) the sum of 50% of the Total Compensation Expense (as hereinafter defined) paid by Services with respect to Chip Jones plus 80% of the Total Compensation Expense paid by Services with respect to Employee. For purposes of this Agreement, Total Compensation Expense shall mean salary, bonus payments (other than the Bonus), payroll taxes and the employer's costs of fringe benefits, including but not limited to employer 401(k) plan contributions, health insurance, life insurance and disability insurance. Profits from Development Activities shall be calculated in accordance with the foregoing on the accrual basis in accordance with generally accepted accounting standards, consistently applied ("GAAP"). Employee shall have the option to direct, prior to earning a Bonus, that a portion of such Bonus be paid to other employees of Services involved in Services' development activities.

            (c) BENEFITS. Employee shall be eligible to participate in and receive benefits under any employee benefit or compensation plan or arrangement (collectively, "Benefit Plans") made available by EastGroup to its employees in general or specifically to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. For the Employment Period, the Benefit Plans shall include, but not be limited to, the same levels of health insurance, 401(k) plan participation, life insurance, and disability insurance, as are available to EastGroup executive officers as of the date of this Agreement, or equivalent benefits. To the extent permitted or required under the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or regulations promulgated thereunder, each of the Benefit Plans maintained by Services or EastGroup shall recognize Ensign as a predecessor employer and shall recognize and credit for all purposes under such Benefit Plans all service provided by Employee to Ensign during any period of Employee's employment with Ensign.

            (d) VACATION AND HOLIDAYS. During the Employment Period, Employee shall be entitled to annual paid vacation of four (4) weeks, plus all paid holidays recognized by Services. Employee's unused vacation time up to (3) vacation days per year will carry over to subsequent annual periods as provided by EastGroup's policy concerning unused vacation time applicable to EastGroup's executive officers.

            (e) TRAVEL EXPENSES. Employee shall be entitled to reimbursement of all reasonable expenses incurred by him in the performance of his services hereunder (except for commuting to Services' headquarters) in accordance with the policies of Services and shall furnish to Services such records and receipts as may be necessary to verify the foregoing expenses.

         3. TERMINATION; SEVERANCE BENEFITS.

            (a) CAUSE. Employee may be terminated by Services for Cause. "Cause" shall mean that the Chief Executive Officer of Services, acting in good faith based on information then known to Services, has determined that
(i) Employee has engaged in or committed willful misconduct, gross negligence, or conduct which is likely to and does in fact materially and substantially injure Services; (ii) Employee has committed a violation of his fiduciary duty of loyalty to Services or EastGroup and after written notice and Employee has not cured such violation within thirty (30) days of such written notice; (iii) Employee has engaged in or committed sexual harassment of any employee, agent or representative of Services or EastGroup; (iv) Employee has been convicted of or plead guilty to a crime constituting a felony or otherwise a crime involving moral turpitude (other than a traffic offense or comparable infraction), provided that dismissal for that offense is not prohibited by an applicable and valid Florida statute; (v) Employee has breached any obligation of Employee set forth in this Agreement and such breach is not cured within thirty (30) days following receipt of written notice of such breach from EastGroup or Services.

            (b) OBLIGATIONS IF TERMINATION FOR CAUSE. If Employee is terminated for Cause or resigns voluntarily, Employee shall be entitled to any unpaid Salary, plus credit for any vacation accrued (on a time apportioned basis up to the date of termination) but not taken (or less if more vacation is taken than has been accrued) together with reimbursement for expenses properly reimbursable and not previously reimbursed through the date of termination or resignation (collectively "Accrued Obligations").

            (c) DISABILITY OF EMPLOYEE. Upon the Disability of Employee for a continuous period of 60 days, the Chief Executive Officer of Services may send written notice to Employee of Services's intention to terminate Employee's employment. In such event, the Employment Period shall end within 10 days of the receipt of such notice if Employee has not returned to work and Services shall pay Employee his Salary through the end of the month in which such termination occurs, plus credit for any vacation accrued (on a time-apportioned basis up to the date of termination) but not taken (or less if more vacation is taken than has been so accrued), together with reimbursement for expenses properly reimbursable and not previously reimbursed and any payments due to Employee under Services's insurance and benefits plans plus such portion of the Bonus for the annual period in which such termination occurs which has accrued through the end of the month in which such termination occurs, and Services shall have no further obligation to Employee under this Agreement. "Disability," as used herein, shall mean the physical or mental incapacity of Employee which prevents him from substantially performing his then applicable executive duties for Services with or without reasonable accommodation (other than accommodation which would impose undue hardship on Services) for a consecutive period of at least 60 days and that incapacity is expected to be permanent and continuous for the remainder of Employee's life.

         If any dispute arises among the parties as to whether Employee has suffered or suffers a Disability, the determination of whether Employee suffers from a Disability shall be made by a majority vote of three Florida licensed physicians, each of whom has personally examined Employee. Upon written request from one party to another, Services and Employee or Employee's legal guardian or duly-authorized attorney-in-fact (if Employee is not legally competent) shall each designate one such physician and the two physicians so designated shall designate the third physician. The determination of such panel, and the reasons therefor, shall be rendered in writing to Services and to Employee. Employee hereby authorizes the disclosure and release to Services of such determination and all supporting medical records, and such determination shall be binding on both parties. For purposes of this section, the effective date of any Disability shall be the date of issuance of the written determination of the panel of physicians, which date may not, in any event, precede the conclusion of the sixty (60) day period specified above. The fees and expenses of the panel shall be paid one-half by Services and one-half by Employee.

            (d) DEATH OF EMPLOYEE. Upon the death of Employee, the Employment Period shall end immediately and Services shall pay to Employee's estate or beneficiary his Salary through the end of the month in which such death occurs, plus credit for any vacation accrued (on a time-apportioned basis up to the date of termination) but not taken (or less if more vacation is taken than has been so accrued), together with reimbursement for expenses properly reimbursable and not previously reimbursed, plus such portion of the Bonus for the annual period in which such death occurs which has accrued through the end of the month in which such death occurs and any payments due to Employee under Services's insurance and benefits plans, and Services shall have no further obligation to Employee under this Agreement.

             (e) TERMINATION BY EMPLOYEE. Employee may terminate his employment with Services and EastGroup for "cause" by delivery of written notice to Services and EastGroup if Employee, acting in good faith, determines that (i) any sums due Employee hereunder are not paid by the latest date due and are not thereafter paid within fifteen (15) days from EastGroup's or Services' receipt of a written demand by Employee; or (ii) Services (or EastGroup) shall be in breach of any non-monetary obligation of Services (or EastGroup) set forth herein and such non-monetary breach is not cured within thirty (30) days following receipt of written notice of such breach from Employee. In the event that Employee shall terminate Employee's employment with Services and EastGroup for "cause" pursuant to the provisions of this
Section 4(e), Employee shall be entitled to such compensation, benefits and other amounts due Employee hereunder and such additional amounts to which Employee is entitled at law. Employee's termination of Employee's employment with Services and EastGroup for "cause" pursuant to this Section 4(e) shall in no way relieve Services (or EastGroup) from its monetary obligations to Employee as set forth in this Agreement.

         4.  CONFIDENTIAL INFORMATION, COMPETITION AND RELATED MATTERS.

             (a) RESTRICTIONS ON USE AND DISCLOSURE OF INFORMATION. Documents prepared by Employee or other employees or agents of Services, and Confidential Information that might be given to Employee in the course of performing his duties hereunder, are the exclusive property of Services and shall remain in Services' possession on Services' premises or at such location designated by the Chief Executive Officer of Services. Under no circumstance shall any such Confidential Information or documents be removed without the written consent of the Chief Executive Officer of Services first being obtained.

             Immediately upon the expiration or termination of this Agreement, regardless of the reason therefor, all documents, specifications, plans, drawings, flow charts, designs and similar materials, records, data bases, computer discs or printouts, customer or tenant lists and compilations of special information on customer or tenant requirements, notebooks and similar repositories of Confidential Information including all copies thereof, whether prepared by Employee or others, shall be forthwith delivered to Services.

             Except as required by Employee's duties hereunder, Employee agrees that he shall never, directly or indirectly, use, publish, disseminate or otherwise disclose to any person or entity any Confidential Information without the prior written consent of the Chief Executive Officer of Services, or as otherwise required by law or legal process. Nothing contained in this
SECTION 5(a) shall prevent disclosure of information which previously has been completely disclosed in a published patent or other publication of general circulation, has otherwise been disclosed without restrictions to third parties by Services or its affiliates, or is generally known to the public, other than by reason of Employee's breach of his agreement of confidentiality set forth herein.

             (b) NON-COMPETITION AGREEMENT. The parties recognize that an important part of the duties of Employee hereunder and the value to be received by Services from Employee's services is the preservation and improvement of the goodwill and customer and tenant relationships of Services and EastGroup. The parties desire to protect Services against any attempt by Employee to compete with Services so as to appropriate the goodwill and customer relationships of Services. Accordingly, except as expressly provided herein, Employee agrees that until the later of (i) the date that is six (6) years after the date of this Agreement and (ii) a period of three (3) years following termination of his employment for any reason, he shall not directly or indirectly:

             (i) Engage or have any interest, financial or otherwise, or accept employment from or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with any real estate investment trust or any other institutional entity engaged in the development of real property (other than Services or its affiliates) which is engaged in the business of real estate development, management or leasing (the "Business") in the markets (A) in the State of Florida in which either Services or EastGroup is engaged in such business at the time of termination of Employees employment or (B) outside the State of Florida, to the extent Employee and the Chief Executive Officer of Services have mutually agreed in writing pursuant to provisions of Section 3(b); or

             (ii) Initiate any contact with any employee of Services or its affiliates for the purpose of hiring such employee in any capacity.

Nothing set forth in the foregoing provisions shall restrict or otherwise prohibit Employee from engaging in real estate development, management or leasing for or on behalf of Employee or for or on behalf of any entity in which Employee or any member of his immediate family owns or controls, so long as no real estate investment trust or institutional entity engaged in the development of real estate is an investor in any such entity; provided, however, that for the stated time periods Employee shall not
(i) initiate any contact with any employee of Services or its affiliates for the purpose of hiring such employee in any capacity; (ii) initiate any contact with any tenant which leases space in any of the properties owned or operated by Services or EastGroup at the time of the termination of employment or subsequent thereto; or (iii) seek to acquire any interest in any real estate property owned by Services or EastGroup at the time of the termination of employment or subsequent thereto.

         Notwithstanding anything to the contrary contained herein, the provisions of this section shall not prevent Employee from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business which is engaged in the Business, so long as Employee shall not own more than five percent of the total equity interest and shall not be in control of such business and the fair value of Employee's ownership interests in such business, trade or venture is not a substantial part of his assets. Likewise, notwithstanding anything to the contrary contained herein, the provisions of this section shall not prevent Employee, from actively managing any of the following five real estate properties owned, directly or indirectly, by Employee, or the following named legal entities, as of the date of this Agreement: (i) 505 Partners, Ltd.; (ii) Orlando Gateway Limited Partnership; (iii) Gateway Land Partners, Ltd.; (iv) "Cargex Inc."; and (v) "Fasseck Venture Holdings."

             (c) ENFORCEABILITY. If any provision of this ARTICLE 5 is deemed to be in violation of law or unenforceable for any reason, the remainder of this Article shall remain in full force and effect and shall continue to be binding upon Employee; and the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein.

         (d)  REMEDIES ON BREACH OF ARTICLE 5.

             (i) EFFECT OF BREACH. Services and Employee hereby stipulate that, as between them (1) Confidential Information and Inventions are important, material, and confidential and that disclosure of that information will gravely affect the successful conduct of Services's business and its goodwill and (2) that any breach of the terms of ARTICLE 5 is a material breach of this Agreement.

             (ii) REMEDIES. Employee recognizes that any failure to comply with the provisions of ARTICLE 5 shall cause irreparable harm to Services and that money damages alone would be insufficient to compensate Services. Employee therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Employee in the event of actual or threatened breach of any of the provisions of ARTICLE
5. Any such relief shall not preclude Services from seeking any other relief at law or equity with respect to any such claim.

         (e) SURVIVAL. The provisions of this ARTICLE 5 shall survive the termination of Employee's employment hereunder.

         (f) DEFINITIONS. For the purposes of this ARTICLE 5, the bold-faced terms below shall have the indicated meanings.

                (i) "CONFIDENTIAL INFORMATION" shall mean trade secret and other confidential or proprietary information of Services. Without limiting the generality of the foregoing definition, Confidential Information shall include: data related to the properties managed by Services, information regarding tenant relationships, trade secrets, trade dress, trademarks, service marks, trademark and service mark applications, trade names and computer programs and codes; names and identities of former, existing and prospective tenants; all contacts with all such tenants; contents of all such agreements with all former, existing and prospective tenants, deliveries; costing, pricing and estimation procedures and formulae regarding development proposals and leasing, sales, profit and loss, profit margin, production costs, overhead and other bookkeeping and accounting information; all information regarding business development and marketing; confidential information revealed to Services or its affiliates by third parties and which Services is obligated to keep confidential; and information contained in Services or its affiliates' manuals, memoranda, plans, drawings and designs, specifications, computer discs, tapes, and other media programs and printouts.

         5.  MISCELLANEOUS.

             (a) EXPANDED MEANING OF "TERM" AND "TERMINATION". Any reference herein to the "term" of this Agreement shall include any additional term resulting from the extension, renewal or modification of this Agreement, and any reference to the termination of this Agreement shall include the termination of any extension, renewal or modification of this Agreement.

             (b) ENTIRE AGREEMENT. The terms and provisions of this Agreement constitute the entire agreement between the parties and supersede any previous oral or written communications, representations, or agreements with respect to the subject matter hereof.

             (c) AMENDMENT. This Agreement shall be amended only by a written document signed by each party hereto.

             (d) NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within 24 hours after the giving of such notice; (b) upon receipt if delivered personally; (c) three days following deposit in the United States mail by certified or registered mail, return receipt requested, postage prepaid; or (d) on the date of receipt, if sent by FedEx or other national overnight delivery service; and in any case, addressed as follows:


                 If to Services:
                 EastGroup Property Services, Inc.
                 c/o EastGroup Properties, Inc.
                 300 One Jackson Place
                 188 E. Capitol Street
                 Jackson, MS 39201
                 Attn.:  David H. Hoster II
                 Telephone No.:      (601) 354-3555
                 Facsimile No.:      (601) 352-1441

                 and to:

                 Jaeckle Fleischmann & Mugel, LLP
                 800 Fleet Bank Building
                 Twelve Fountain Plaza
                 Buffalo, NY 14202
                 Attn.:      Joseph P. Kubarek, Esq.
                 Telephone No.:      (716) 856-0600
                 Facsimile No.:      (716) 856-0432

                 If to Employee to:

                 Mr. Anthony J. Bruno
                 505 North Maitland Avenue, Suite 200
                 Altamonte Springs, FL 32701
                 Telephone No.:      (407) 657-1622
                 Facsimile No.:      (407) 657-5337

                 with a copy via same means to:

                 Dean, Mead, Egerton, Bloodworth,
                   Capouano & Bozarth, P.A.
                 800 North Magnolia Avenue
                 Suite 1500
                 Orlando, FL 32803
                 Attn:  Alan H. Daniels, Esq.
                 Telephone No.:      (407) 841-1200
                 Facsimile No.:      (407) 423-1831

Each party shall give prompt written notice to the other parties of any change of address. No change in any of such addresses shall be effective insofar as such notices and other communications are concerned, unless notice of such change shall have been given to the other party hereto as provided in this
SECTION 6(e).

             (e) TITLES AND HEADINGS. The titles and headings to the Articles and paragraphs contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

             (f) SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of Services; provided, however, that Services shall not assign or delegate any of the obligations created under this Agreement to an entity which is not a subsidiary of EastGroup without the prior written consent of Employee. Employee acknowledges and agrees that his obligations under this Agreement are personal to him and shall not, without the prior written consent of Services, be assignable by Employee. EastGroup shall be a third party beneficiary of this Agreement entitled to enforce in its own name the covenants made by Employee herein. No other person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary thereof.

             (g) ASSIGNMENT BY EMPLOYEE. No interest of Employee or his spouse or any other beneficiary under this Agreement, or any right to receive any payments or distributions hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

             (h) WAIVER. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

             (i) APPLICABLE LAW; VENUE. This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of Florida without taking into account its laws on the conflict of law. Venue for any legal proceeding or action at law or equity arising out of or constraining this Agreement shall lie in the state courts of Orange County, Florida, or in the United States District Court for the Middle District of Florida, Orlando Division, and the parties hereto waive any other jurisdiction or venue.

             (j) DEFINITION OF AFFILIATE. An "affiliate" of, or person "affiliated" with a specified person, as used in this Agreement, shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

             (k) ATTORNEYS' FEES AND COSTS. In the event a dispute arises between the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover such party's reasonable attorneys' fees and costs from the nonprevailing party, whether incurred before or at the trial level or in any appellate proceeding.

             (l) EASTGROUP GUARANTEE. To induce Employee to enter into this Agreement, EastGroup hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Services of all covenants and obligations to be performed by Services under this Agreement, including, but not limited to, the payment of all sums stipulated to be paid by Services to or with respect of Employee pursuant to this Agreement. In the event that Services fails to fully perform any or all of such covenants and obligations in accordance with their terms or fails to pay all or any part of any sums due Employee when due, EastGroup will perform all such covenants and obligations in accordance with their terms or immediately pay to Employee the amount due and unpaid by Services. EastGroup hereby waives presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of the guarantee set forth in this Section 6(l) and all rights to require Employee to proceed against or to pursue any remedy he may have against Services in the event of a breach by Services of any obligation or covenant contained herein. EastGroup acknowledges that this Section 6(l) is a guaranty of payment and not of collection. In the event that Services is not liable to perform any such obligation or covenant because the act creating such obligation or covenant is ultra vires or unauthorized, and for such reason such obligation or covenant cannot be enforced against Services, such fact shall not affect EastGroup's liability under this Section 6(l). In the event of termination, liquidation or dissolution of Services, this unconditional guarantee shall continue in full force and effect.

             (m) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                      IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.




                                   _____________________________________________
                                            Anthony J. Bruno


                                   EASTGROUP PROPERTY SERVICES, INC.


                                   By:__________________________________________
                                           David H. Hoster II
                                           President



Subject to Section 6(l), by execution below, EastGroup hereby agrees to be bound by each of the provisions of this Agreement which, by their express terms are binding on EastGroup, including, but not limited to, the provisions of Section 6(l) above.

                                   EASTGROUP PROPERTIES, INC.


                                   By:__________________________________________
                                           David H. Hoster II
                                           President and Chief Executive Officer